EXHIBIT 24.1
POWER OF ATTORNEY
     Each of the undersigned hereby appoints Russell W. Kettell, Michael Roster and William C. Nunan as his or her attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, to execute for each of the undersigned and in his or her name and capacity with Golden West Financial Corporation as listed below, and to file any of the documents hereinafter described relating to the issuance and offering of the Company’s debt securities and preferred stock, such documents being: Registration Statements to be filed with the Securities and Exchange Commission, any and all other documents required to be filed with respect thereto with any regulatory authority, and all amendments to any of the foregoing, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto said attorney, each acting alone, with full powers of substitution and resubstitution, full power and authority to accomplish the foregoing registration as fully as the undersigned might do.
     Dated as of this 24th day of October, 2005.

Signature	Title

/s/ Herbert M. Sandler	Director, Chief Executive Officer
Herbert M. Sandler

/s/ Marion O. Sandler	Director, Chief Executive Officer
Marion O. Sandler

/s/ Russell W. Kettell	President, Chief Financial Officer, and Treasurer
Russell W. Kettell

/s/ William C. Nunan	Chief Accounting Officer
William C. Nunan

/s/ Jerry Gitt	Director
Jerry Gitt

Signature	Title

/s/ Antonia Hernandez	Director
Antonia Hernandez

/s/ Maryellen C. Herringer	Director
Maryellen C. Herringer

/s/ Patricia A. King	Director
Patricia A. King

/s/ Bernard A. Osher	Director
Bernard A. Osher

/s/ Kenneth T. Rosen	Director
Kenneth T. Rosen

/s/ Leslie Tang Schilling	Director
Leslie Tang Schilling